SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8K

                        Current Report
               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):
                    November 15, 2005


                        JOHNSON & JOHNSON

     (Exact name of registrant as specified in its charter)


    New Jersey           1-3215              22-1024240

(State or other        Commission        (I.R.S. Employer
jurisdiction           File Number)      Identification No.)
of incorporation)



 One Johnson & Johnson Plaza, New Brunswick,
           New Jersey 08933

      (Address of principal executive offices)    (zip code)


Registrant's telephone number including area code:
                  (732) 524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

New Brunswick, NJ (November 15, 2005) - Johnson & Johnson (NYSE: JNJ) and Guidant Corporation (NYSE: GDT) said today that they have entered into a revised agreement by which Johnson & Johnson will acquire Guidant for $21.5 billion in fully diluted equity value. The companies originally entered into an agreement in December 2004.

Under the terms of the revised agreement, the transaction has an estimated net acquisition cost of $19 billion based upon Guidant's approximately 340 million fully diluted shares outstanding, net of estimated cash on hand at the time of closing. Each share of Guidant common stock will be exchanged for $33.25 in cash and .493 shares of Johnson &
Johnson common stock. Valued as of the market close on November 14, 2005, the transaction has a per share value of $63.08 to Guidant shareholders.

The revised agreement has been approved by the boards of directors of Johnson & Johnson and Guidant Corporation. Guidant Corporation shareholders must also vote on the revised agreement. Pending Guidant shareholder approval, the companies expect to close the transaction in the first quarter of 2006.


Exhibit No.       Description of Exhibit

99.15     Press Release dated November 15, 2005





                       SIGNATURE



Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                   JOHNSON & JOHNSON




Date: November 15, 2005    By: /s/ Stephen J. Cosgrove
                               Stephen J. Cosgrove
                               Chief Accounting Officer